FOR IMMEDIATE RELEASE
November 3, 2010

Genesis Energy, L.P. Reports Third Quarter 2010 Results

HOUSTON – (BUSINESSWIRE) – Genesis Energy, L.P. (NYSE:GEL) today announced its third quarter results.  Significant events in 2010 included the following items:

•
For the third quarter of 2010, we generated total Available Cash before Reserves of $28.1 million.  Available Cash before Reserves for the same period in 2009 was $23.7 million.  Available Cash before Reserves is a non-GAAP measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash provided by operating activities.  Net cash provided by operating activities was $23.4 million and $36.8 million for the third quarter of 2010 and 2009, respectively.

•
Net income attributable to the Partnership for the third quarter of 2010 was $5.1 million, or $0.12 per common unit, as compared to net income attributable to the Partnership of $4.3 million, or $0.14 per unit, for the third quarter of 2009.  See the Calculation of Net Income per Common Unit included in the tables at the end of this press release.  Net income available for the common unitholders for the third quarter of 2010 was negatively impacted by approximately $6.4 million of non-cash charges, or approximately $0.16 per common unit.

•
On July 29, 2010, we acquired the remaining 51% interest in DG Marine held by a related party for $25.5 million in cash, such that DG Marine is a now wholly-owned subsidiary.  Additionally, we paid off DG Marine’s stand-alone credit facility with proceeds from our credit agreement.

•
On November 12, 2010, we will pay a total quarterly distribution of $18.8 million attributable to our financial and operational results for the third quarter of 2010, including $15.3 million payable to our common unitholders based on our quarterly distribution rate of $0.3875 per unit, and $3.5 million payable to our general partner, which includes its incentive distribution.  Our distribution coverage ratio -- Available Cash before Reserves divided by our total distribution attributable to the third quarter -- was approximately 1.5 times.

•
Our distribution attributable to the third quarter of 2010 will be our twenty-first consecutive quarter with an increase in the per unit distribution.  The quarterly distribution of $0.3875 per unit represents a 3.3% increase in the distribution paid relative to the previous quarter and a 9.9% increase over the year earlier period.

•
On October 22, 2010, we entered into an agreement to acquire a 50% interest in Cameron Highway for approximately $330 million in cash.  Cameron Highway, constructed in 2004, is a 380-mile 24-and 30-inch diameter pipeline, with capacity to deliver up to 500,000 barrels per day of crude oil from developments in the Gulf of Mexico to major refining markets along the Texas Gulf Coast located in Port Arthur and Texas City.

Grant Sims, CEO, said, “Our existing businesses had another solid quarter, with net operating margin increasing approximately 4% sequentially and over 11% from the year earlier quarter.  The increasing performance continues to be driven by steady volume growth.  Our existing oil and CO2 pipelines continue to benefit from increasing throughput.  Our refinery services division continues to benefit from improving global economic conditions.  As the world economies, particularly outside the US and Europe, are recovering from the great recession of the last few years, the demand for base metals such as copper and molybdenum has increased dramatically over the prior year.  That translated into an increase in demand for NaHS from our mining customers in North and South America.  We have also seen an increase in the rate of industrialization and urbanization in the world’s more underdeveloped economies, which has contributed to increased demand for paper products and packaging materials.  Our pulp and paper customers in North America have increased their requirements for NaHS, which they use in their processes.”

 “During the quarter, we also completed the acquisition of the 51% interest in DG Marine that we did not already own for $25.5 million in cash plus $44.4 million paid to the lender group at the DG Marine joint venture level.  While the results of DG Marine have previously been included in our presentation of net operating margin, this acquisition and consolidation will be additive to available cash for distribution to our unitholders starting this quarter and in future periods,” added Sims.

Sims continued, “Last week we announced entering into a definitive agreement to purchase a 50% interest in the Cameron Highway Oil Pipeline Company for $330 million in cash.  We believe that Cameron Highway is an attractive investment underpinned by the cash flows tied to large, dedicated anchor fields, the majority of which are not yet fully developed.  Cameron Highway has the capacity and is geographically positioned to benefit from future development in the Gulf of Mexico.  We are very excited about the opportunity to partner with Enterprise Products Partners, L.P., the operator of Cameron Highway and owner of the other 50% interest.  This is a very strategic investment for us and it further complements the integrated midstream services we provide to Gulf Coast producers and refiners.”

Sims concluded, “Our employees and their commitment to always work safely, reliably and responsibly, are the real key to the Partnership’s continuing success.  We’re all very proud to have delivered the twenty-first consecutive increase in our quarterly distribution.  Together, we will continue to work creatively and tirelessly to create value for all of our stakeholders.”

Financial Results

The primary components impacting Available Cash before Reserves (a non GAAP measure) are Segment Margin, corporate general and administrative expenses (excluding non-cash charges) and maintenance capital expenditures.

Segment Margin

Segment Margin is defined below and reconciled later in this press release to income before income taxes. For the third quarters of 2010 and 2009, Segment Margin was as follows:

	Pipeline	Refinery	Supply &	Industrial
	Transportation	Services	Logistics	Gases	Total
	(in thousands)
Segment margin (1)

Three months ended September 30, 2010	$11,920	$16,218	$7,740	$3,495	$39,373

Three months ended September 30, 2009	$10,269	$12,694	$9,423	$2,893	$35,279

(1)
Segment Margin was calculated as revenues less cost of sales, operating expenses and segment general and administrative expenses, plus our share of the distributable cash generated by our equity investees.  Segment Margin excludes the non-cash effects of our equity-based compensation plans and unrealized gains and losses from derivative transactions, as well as expenses related to the acquiring or constructing of assets that provide new sources of cash flows, and includes the non-income portion of payments received under direct financing leases.  A reconciliation of Segment Margin to income before income taxes is presented in the table at the end of this release.

Pipeline transportation Segment Margin for the third quarter of 2010 increased $1.7 million as compared to the third quarter of 2009.  Increased volumes on our crude oil and CO2 pipeline systems were the primary drivers of this increase.  The effects of higher crude oil market prices on sales of pipeline loss allowance volumes also contributed to the increase.

Refinery services Segment Margin increased from $12.7 million in the 2009 third quarter to $16.2 million in the 2010 period.  NaHS sales volumes increased more than 26% over 2009 third quarter levels.  Improvements in world-wide macroeconomic conditions positively impacted the demand for copper and molybdenum and paper products, thereby increasing NaHS demand used in mining applications and in the pulp and paper industries.

Supply and logistics Segment Margin was $7.7 million in the third quarter of 2010 compared to $9.4 million in the third quarter of 2009.  Fluctuations in the effects of quality differentials on pricing of petroleum products limited the contribution to Segment Margin while the effects on pricing of quality differentials for different grades of crude oil slightly improved Segment Margin.  We were able to partially offset the decline in our Segment Margin attributable to the effects of quality differentials by increasing our volume by 50%.  Our volume increase was primarily attributable to increased opportunities to handle the heavy-end petroleum products due to increased access to transportation services (including DG Marine) and storage.  The contribution of our barge operations to Segment Margin was comparable between the quarters, however beginning in August 2010, available cash generated by DG Marine was included in Available Cash before Reserves as a result of the acquisition of the remaining 51% interest in the joint venture.

Segment Margin from the industrial gases segment increased $0.6 million between the quarters primarily due to an increase in volumes delivered to our customers.  Sales volumes of CO2 increased 7% between the two quarterly periods as customers increased purchases in response to improving economic conditions.  The average sales price of CO2 decreased $0.02, or 4% between the quarters.

Other Components of Available Cash

Available Cash before Reserves is also affected by income taxes to be paid in cash (which did not vary significantly from the 2009 period), interest costs, and corporate general and administrative expenses (excluding non-cash charges or credits).  Additionally, our maintenance capital expenditures, net of proceeds from sales of surplus assets, are subtracted in calculating

Available Cash before Reserves.  The effect of interest costs on Available Cash before Reserves was $1.8 million greater in the 2010 period due to higher debt levels.  The increase in debt is attributable primarily to the acquisition of the 51% of DG Marine we did not own and the replacement of borrowings under the DG Marine credit facility with borrowings under our credit facility.  In the third quarter of 2010, corporate general and administrative expenses (excluding non-cash items) were $0.7 million greater than in the 2009 third quarter.   This difference related primarily to an increase in personnel and other compensation related expenditures.

Net income available for the common unitholders for the current quarter as compared to the second quarter of 2010 was negatively impacted by $6.4 million resulting primarily from non-cash charges including (1) higher accruals of approximately of $2.0 million for equity-based compensation resulting from the increase in the market price of our common units and (2) an increase in unrealized losses on commodity derivatives used to hedge physical inventory volumes of approximately $4.4 million.  The unrealized losses on commodity derivatives should reverse in future periods as the cash margins are realized when the hedged inventory is physically sold.  These items had no impact on Available Cash before Reserves.

Several adjustments to net income attributable to the Partnership are required to calculate Available Cash before Reserves.  The calculation of Available Cash before Reserves for the quarters ended September 30, 2010 and 2009 is as follows:

	Three Months Ended
	September 30, 2010	September 30, 2009
	(in thousands)

Net income attributable to Genesis Energy, L.P.	$5,068	$4,299
Depreciation and amortization	13,477	15,806
Cash received from direct financing leases not
included in income	1,063	951
Unrealized loss on inventory accounting hedges and
derivative transactions	2,934	211
Effects of available cash generated by equity method
investees not included in income	196	787
Cash effects of stock appreciation rights plan	(165)	(77)
Non-cash tax expense	235	(3)
Loss (earnings) of DG Marine in excess of distributable cash	1,686	(1,108)
Other non-cash items, net, including equity-based
compensation	4,348	4,185
Maintenance capital expenditures	(716)	(1,336)
Available Cash before Reserves	$28,126	$23,715

Other Components of Net Income

In addition to the factors impacting Available Cash before Reserves, net income included the effect of several non-cash charges and credits.  Depreciation and amortization expense totaled $13.5 million for the third quarter of 2010, as compared to $15.8 in the 2009 period.  The decrease in depreciation and amortization expense between the quarterly periods results from lower amortization expense on intangible assets.  We amortize our intangible assets over the period during which we expect them to contribute to cash flows.  As a result, amortization of those assets declines over their lives as we expect a greater contribution in the initial years following their acquisition.

Unrealized losses on derivative transactions that were excluded in the computation of Available Cash before Reserves totaled $2.9 million for the 2010 quarter compared to $0.2 million in the 2009 third quarter.

Distributions

Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.03 per unit, or 7.6%.  Distributions paid over the last four quarters, and the distribution to be paid for the third quarter of 2010, are as follows:

		Per Unit
Distribution For	Date Paid	Amount
Third quarter 2010	November 2010	$0.3875
Second quarter 2010	August 2010	$0.3750
First quarter 2010	May 2010	$0.3675
Fourth quarter 2009	February 2010	$0.3600
Third quarter 2009	November 2009	$0.3525

               The third quarter 2010 distribution will be paid November 12, 2010 to unitholders of record on November 2, 2010.

Earnings Conference Call

We will broadcast our Earnings Conference Call on Wednesday, November 3, 2010, at 9:00 a.m. Central time.  This call can be accessed at www.genesisenergy.com.  Choose the Investor Relations button.  Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software.  For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days.  There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas.  Genesis engages in four business segments.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide.  The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas.  The Supply and Logistics Division is engaged in the transportation, storage and supply of energy products, including crude oil and refined products.  The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas.  Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, and Florida.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved.  Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings.  Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

(tables to follow)

Genesis Energy, L.P.
Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Three Months Ended	Three Months Ended
	September 30, 2010	September 30, 2009

Revenues	$576,012	$403,389
Costs of sales	541,762	369,082
General and administrative expenses	10,583	10,128
Depreciation and amortization expense	13,477	15,806
Loss from disposal of surplus assets	7	17
OPERATING INCOME	10,183	8,356
Equity in earnings (losses) of joint ventures	377	(788)
Interest expense	(6,542)	(3,418)
Income before income taxes	4,018	4,150
Income tax expense	(155)	(253)
NET INCOME	3,863	3,897
Net loss attributable to noncontrolling interests	1,205	402
NET INCOME ATTRIBUTABLE TO
GENESIS ENERGY, L.P.	$5,068	$4,299

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.12	$0.14

Volume data:
Crude oil pipeline barrels per day (total)	71,776	57,786
Mississippi Pipeline System barrels per day	23,672	22,643
Jay Pipeline System barrels per day	16,555	10,550
Texas Pipeline System barrels per day	31,549	24,593
Free State CO2 System Mcf per day	158,546	133,038
NaHS dry short tons sold	35,415	28,207
NaOH (caustic soda) dry short tons sold	21,442	26,898
Crude oil and petroleum products barrels per day	76,964	51,260
CO2 sales Mcf per day	86,534	80,520

Genesis Energy, L.P.
Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Nine Months Ended	Nine Months Ended
	September 30, 2010	September 30, 2009

Revenues	$1,499,081	$999,086
Costs of sales	1,396,369	901,556
General and administrative expenses	23,678	27,188
Depreciation and amortization expense	40,489	47,358
Loss (gain) from disposal of surplus assets	25	(141)
OPERATING INCOME	38,520	23,125
Equity in earnings of joint ventures	922	1,382
Interest expense	(13,506)	(9,826)
Income before income taxes	25,936	14,681
Income tax expense	(1,827)	(1,661)
NET INCOME	24,109	13,020
Net loss attributable to noncontrolling interests	2,082	1,025
NET INCOME ATTRIBUTABLE TO
GENESIS ENERGY, L.P.	$26,191	$14,045

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.48	$0.43

Volume data:
Crude oil pipeline barrels per day (total)	65,218	60,290
Mississippi Pipeline System barrels per day	23,750	24,046
Jay Pipeline System barrels per day	15,188	9,767
Texas Pipeline System barrels per day	26,280	26,477
Free State CO2 System Mcf per day	155,541	146,160
NaHS dry short tons sold	106,829	75,344
NaOH (caustic soda) dry short tons sold	66,778	63,561
Crude oil and petroleum products barrels per day	61,605	47,280
CO2 sales Mcf per day	74,341	73,697

Genesis Energy, L.P.
Condensed Consolidated Balance Sheets - Unaudited
(in thousands, except number of units)

	September 30, 2010	December 31, 2009

ASSETS
Cash	$3,058	$4,148
Accounts receivable, net	169,685	129,865
Inventories	64,581	40,204
Other current assets	13,413	15,027
Total current assets	250,737	189,244
Property, net	269,802	284,887
CO2 contracts, net	16,869	20,105
Joint ventures and other investments	14,255	15,128
Investment in direct financing leases	169,626	173,027
Intangible assets, net	123,315	136,330
Goodwill	325,046	325,046
Other assets	9,847	4,360
Total Assets	$1,179,497	$1,148,127

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable	$139,603	$117,625
Accrued liabilities	25,733	23,803
Total current liabilities	165,336	141,428
Long-term debt	426,000	366,900
Deferred tax liabilities	14,391	15,167
Other liabilities	5,523	5,699
Partners' Capital:
Genesis Energy, L.P. partners' capital	567,687	595,877
Noncontrolling interests	560	23,056
Total partners' capital	568,247	618,933
Total Liabilities and Partners' Capital	$1,179,497	$1,148,127

Units Data:
Total common units outstanding	39,585,692	39,487,997

SEGMENT MARGIN RECONCILIATION TO INCOME BEFORE INCOME TAXES - UNAUDITED

	Three Months Ended
	September 30, 2010	September 30, 2009
	(in thousands)

Segment margin	$39,373	$35,279
Corporate general and administrative expenses	(9,769)	(9,141)
Non-cash items included in corporate general and
administrative costs	3,702	3,657
Cash expenditures not included in EBITDA or
net income	263	(121)
DG Marine contribution to segment margin	(941)	(2,701)
Adjusted EBITDA	32,628	26,973
DG Marine contribution to segment margin	941	2,701
Depreciation and amortization	(13,477)	(15,806)
Interest expense, net	(6,542)	(3,418)
Cash expenditures not included in EBITDA or
net income	(263)	121
Other non-cash items	(9,269)	(6,421)
Income before income taxes	$4,018	$4,150

CALCULATION OF NET INCOME PER COMMON UNIT - UNAUDITED
(in thousands, except per unit amounts)
	Three Months Ended
	September 30, 2010	September 30, 2009
Numerators for basic and diluted net income
per common unit:
Net income attributable to Genesis Energy, L.P.	$5,068	$4,299
Less: General partner's incentive distribution
to be paid for the period	(3,147)	(1,729)
Add: Expense for Class B/Series B Membership Awards	2,965	3,088
Subtotal	4,886	5,658
Less: General partner 2% ownership	(98)	(113)
Income available for common unitholders	$4,788	$5,545

Denominator for basic per common unit:
Common Units	39,586	39,480

Denominator for diluted per common unit:
Common Units	39,586	39,480
Phantom Units	-	134
	39,586	39,614

Basic net income per common unit	$0.12	$0.14
Diluted net income per common unit	$0.12	$0.14

	Nine Months Ended
	September 30, 2010	September 30, 2009
Numerators for basic and diluted net income
per common unit:
Net income attributable to Genesis Energy, L.P.	$26,191	$14,045
Less: General partner's incentive distribution
to be paid for the period	(8,128)	(4,281)
Add: Expense for Class B/Series B Membership Awards	1,289	7,587
Subtotal	19,352	17,351
Less: General partner 2% ownership	(387)	(347)
Income available for common unitholders	$18,965	$17,004

Denominator for basic per common unit:
Common Units	39,573	39,467

Denominator for diluted per common unit:
Common Units	39,573	39,467
Phantom Units	16	133
	39,589	39,600

Basic net income per common unit	$0.48	$0.43
Diluted net income per common unit	$0.48	$0.43

GAAP to Non-GAAP Financial Measure Reconciliation - Unaudited

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

	Three Months Ended
	September 30, 2010	September 30, 2009
	(in thousands)

Net cash flows provided by operating
activities (GAAP measure)	$23,361	$36,765
Adjustments to reconcile net cash flow provided by
operating activities to Available Cash before
reserves:
Maintenance capital expenditures	(716)	(1,336)
Amortization and write-off of credit facility issuance
costs	(1,229)	(487)
Effects of available cash from equity investees not
included in operating cash flows	201	-
DG Marine loss (earnings) in excess of
distributable cash	1,686	(1,108)
Other items affecting Available Cash	264	(622)
Net effect of changes in operating accounts not
included in calculation of Available Cash	4,559	(9,497)
Available Cash before Reserves (Non-GAAP measure)	$28,126	$23,715

CHANGES IN OPERATING ACCOUNTS NOT INCLUDED IN CALCULATION
OF AVAILABLE CASH BEFORE RESERVES - UNAUDITED

	Three Months Ended
	September 30, 2010	September 30, 2009
	(in thousands)
Increase (Decrease) in:
Accounts receivable	$(44,641)	$93
Inventories	19,437	(1,663)
Other current assets	1,873	5,341
Increase in:
Accounts payable	17,201	761
Accrued liabilities	1,571	4,965
Net changes in components of operating assets
and liabilities	$(4,559)	$9,497

This press release and the accompanying schedules include a non-generally accepted accounting principle (“non-GAAP”) financial measures of available cash.  The accompanying schedule provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures of liquidity or financial performance.  We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available cash.

Available Cash before Reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our limited partners and general partner.  This is an important financial measure to the external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities.  Lastly, Available Cash before Reserves (also referred to as distributable cash flow) is a quantitative metric used by many in the investment community with respect to publicly-traded partnerships.  Available Cash before Reserves data presented in this press release may not be comparable to similarly titled measures of other companies as Available Cash before Reserves excludes some, but not all items that affect net income or loss and because these measures may vary among other companies.

We define available cash as net income or loss as adjusted for specific items, the most significant of which are the addition of non-cash expenses (such as depreciation), the substitution of cash generated by our equity investees in lieu of our equity income attributable to such equity investees, the elimination of gains and losses on asset sales (except those from the sale of surplus assets), the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows, and unrealized gains and losses on derivative transactions, and the subtraction of maintenance capital expenditures, which are expenditures that are necessary to sustain existing (but not to provide new sources of) cash flows.

# # #

Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516